COMPANY CONTACT: Roger S. Hendriksen (419) 427-4768	FOR IMMEDIATE RELEASE August 3, 2006

Cooper Tire & Rubber Company Reports
Second Quarter Results

Second Quarter Highlights

Net sales increased 22 percent
Market share gains realized in all key product categories
Sales from International Tire Operations increased 124 percent
Operating profit in International Operations increased by more than 200 percent

Findlay, Ohio, August 3, 2006 — Cooper Tire & Rubber Company (NYSE:CTB) today reported consolidated net sales of $625 million for the three-month period ended June 30, 2006, up more than 22 percent compared to the same period a year ago, in spite of continuing weak demand in the replacement tire markets in North America and Europe. The increase was driven largely by the Company’s acquisition of Cooper Chengshan (Shandong) Passenger Tire Co., Ltd., and Cooper Chengshan (Shandong) Tire Company, Ltd., which was finalized with an effective date of February 4, 2006, and by improved product pricing and mix. Cooper Chengshan continued to deliver solid results and added $110 million in sales during the quarter while improved pricing and mix in North America and Europe added $36 million. These increases were partially offset by the impact of continuing weak replacement tire markets and lower unit sales in North America and Europe.

Extraordinarily weak replacement tire demand in the North American market and the resultant high inventories prompted the Company to reduce production during the quarter, resulting in $8 million in unabsorbed overhead expense. In addition, the Company announced the planned closure of its manufacturing facility in Athens, GA, which produced tire retread products and a relatively small number of racing tires. The Company recorded $8 million of restructuring costs in the second quarter in connection with the planned closure. Including these items (21 cents per share) and the negative impact of lower overall unit volumes and increasing raw material costs, the Company generated an operating loss of $26 million and a net loss of $21 million, or 34 cents per share.

For the six month period ended June 30, 2006, the Company recorded sales of $1.2 billion, up 19 percent compared to the same period a year ago, and generated an operating loss of $30 million and a net loss of $26 million.

North American Tire Operations

The Company’s North American Tire operations continued to gain share during the quarter in a very difficult market. The Rubber Manufacturers Association (RMA) reported preliminary light vehicle replacement tire shipments were down 7 percent in the second quarter. Cooper’s total light vehicle tire shipments were down approximately 5 percent. Cooper gained market share in virtually all product categories including broadline, high performance, ultra-high performance, SUV and light truck tires. Importantly, strong market share gains were in the Cooper brand product lines, contributing to an improved product mix. Year-over-year increases in premium product sales such as SUV and performance tires also contributed to the positive mix change. Unit sales of SUV tires increased by 2 percent and unit sales of high performance and ultra-high performance tires increased by more than 14 percent during the quarter.

In total, Cooper’s North American Tire operations reported sales of $463 million in the second quarter of 2006, up 1 percent compared to sales in the second quarter of 2005. This increase is attributable to improved pricing and mix, offset by lower unit sales.

Operating results for the North American Tire operations declined year over year as a result of several key operating factors. In addition to the $8 million in restructuring charges for the Athens, GA plant closure and the $8 million in unabsorbed overhead from temporary plant shutdowns to reduce inventory, lower unit sales reduced operating profit by $7 million. Higher commodity prices further reduced operating profit by $27 million. These were partially offset by $21 million in improved pricing.

In total, North American Tire operations generated an operating loss of $30 million in the second quarter and $36 million in the first six months of 2006.

International Tire Operations

The Company’s International Tire Operations reported sales of $186 million in the quarter, an increase of 124 percent compared to the second quarter of 2005. The acquisition of Cooper Chengshan contributed $110 million in sales during the period as sales remained strong within China and in certain export markets. Sales for Cooper Europe were down about 9 percent following the record sales in the first quarter and as a result of unfavorable changes in foreign currency exchange rates. Total unit sales for the International Tire Operations more than doubled compared to the second quarter of 2005.

Operating profit for the International segment was $8 million compared to $3 million in the second quarter of 2005. Cooper Chengshan added more than $9 million in operating profit. Improved pricing and mix added $5 million. These were partially offset by higher raw material costs, expenses related to the startup of Asian operations, lower overall unit volume in Europe, and higher utility and other plant costs.

For the first six months of the year, the Company’s International Tire Operations recorded sales of $311 million and operating profit of $11 million compared to $162 in sales and $3 million in operating profit in the same period a year ago.

Management Commentary

Commenting on the quarter’s results, Cooper’s interim chief executive officer Byron O. Pond said, “The replacement tire market conditions in North America remained challenging in the second quarter. Replacement tire demand was soft, manufacturers’ inventories were increasing, and raw material prices continued to escalate relentlessly. In this tough environment, we focused on customer service and sales of our premium products and were able to gain market share and improve our overall product and customer mix.

“The North American Tire Division curtailed production to adjust inventory levels rather than use price discounts in an attempt to temporarily stimulate demand. Our shutdowns did have the intended result of bringing our inventory more in line with our plans and anticipated demand.

“We are very pleased with the results of Cooper Chengshan as sales remain strong and margins are solid. We are working to further improve the efficiency and increase the capacity of Cooper Chengshan in order to take advantage of the tremendous opportunities in China. We are currently in the process of test marketing Cooper brand premium tires in China and we are excited about our future in China and the surrounding region,” Pond said.

Outlook

Based on historical cyclical patterns and annual seasonal patterns for the replacement tire industry in North America, the Company expects replacement tire demand to improve somewhat in the second half of the year. However, the Company also anticipates continued increases in the prices of its key raw materials as the year progresses. For the third quarter, the Company expects sequential commodity price increases to be in the range of 5 to 7 percent, which would amount to 17 to 20 percent on a year-over-year comparison basis. In an effort to offset these increasing material costs, the Company implemented a price increase of up to 7 percent on all product lines in its North American Tire operations effective July 1, 2006.

For its International operations, the Company anticipates improvement in European markets and continued strong growth in China over the next 6 months. Initiatives to increase total production in China will continue at Cooper Chengshan, through outsource supply arrangements, and through the construction of the Cooper-Kenda joint venture plant. The Cooper-Kenda plant will be ready to begin production during the fourth quarter of 2006.

“While we are not satisfied with the results of this quarter, we are confident that our fundamental strategy is correct,” Pond continued. “We are putting more effort into cost reduction and other margin improvement initiatives and are confident they will improve performance. Our gains in market share, the growth of our high-performance and premium products, and improving brand recognition will also help us put profit back on track. All of this, combined with further progress we are making in more efficient manufacturing and low-cost sourcing will position us well for the future.”

Cooper’s management team will discuss the financial and operating results for the quarter in a conference call today at 11:00 a.m. Eastern time. Interested parties may access the audio portion of that conference call on the investor relations page of the Company’s web site at www.coopertire.com.

Company Description

Cooper Tire & Rubber Company is a global company that specializes in the design, manufacture, marketing and sales of passenger car, light truck, medium truck tires and subsidiaries that specialize in motorcycle and racing tires, as well as tread rubber and related equipment for the retread industry. With headquarters in Findlay, Ohio, Cooper Tire has 59 manufacturing, sales, distribution, technical and design facilities within its family of companies located around the world. For more information, visit Cooper Tire’s web site at: www.coopertire.com.

Forward-Looking Statements

This report contains what the Company believes are “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding projections, expectations or matters that the Company anticipates may happen with respect to the future performance of the industries in which the Company operates, the economies of the United States and other countries, or the performance of the Company itself, which involve uncertainty and risk.

Such “forward-looking statements” are generally, though not always, preceded by words such as “anticipates,” “expects,” “believes,” “projects,” “intends,” “plans,” “estimates,” and similar terms that connote a view to the future and are not merely recitations of historical fact. Such statements are made solely on the basis of the Company’s current views and perceptions of future events, and there can be no assurance that such statements will prove to be true.

It is possible that actual results may differ materially from those projections or expectations due to a variety of factors, including but not limited to:

•	changes in economic and business conditions in the world, especially the continuation of the global tensions and risks of further terrorist incidents that currently exist;

•	increased competitive activity, including the inability to obtain and maintain price increases to offset higher production or material costs;

•	the failure to achieve expected sales levels;

•	consolidation among the Company’s competitors and customers;

•	technology advancements;

•	fluctuations in raw material and energy prices, including those of steel, crude petroleum and natural gas and the unavailability of such raw materials or energy sources;

•	changes in interest and foreign exchange rates;

•	increases in pension expense resulting from investment performance of the Company’s pension plan assets and changes in discount rate, salary increase rate, and expected return on plan assets assumptions;

•	government regulatory initiatives, including the proposed and final regulations under the TREAD Act;

•	changes in the Company’s customer relationships, including loss of particular business for competitive or other reasons;

•	the impact of labor problems, including a strike brought against the Company;

•	litigation brought against the Company;

•	an adverse change in the Company’s credit ratings, which could increase its borrowing costs and/or hamper its access to the credit markets;

•	the inability of the Company to execute the cost reduction/Asian strategies outlined for the coming year;

•	the failure of the Company’s suppliers to timely deliver products in accordance with contract specifications; and

•	the impact of reductions in the insurance program covering the principal risks to the Company, and other unanticipated events and conditions.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this report are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.

Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected.

The Company makes no commitment to update any forward-looking statement included herein or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement.

Further information covering issues that could materially affect financial performance is contained in the Company’s periodic filings with the U. S. Securities and Exchange Commission (“SEC”).

(Statements of income and balance sheets follow...)

Cooper Tire & Rubber Company
Consolidated Statements of Income
(Dollar amounts in thousands except per share amounts)
	Quarter Ended			Six Months Ended
	June 30			June 30
	2005	2006		2005		2006
Net sales	$510,930	624,785		$1,024,987		1,221,367
Cost of products sold	473,020	595,593		938,395		1,148,570

Gross profit	37,910	29,192		86,592		72,797
Selling, general and administrative	37,497	46,872		80,298		94,816
Restructuring charges	—	8,212		—		8,212

Operating profit (loss)	413	(25,892)		6,294		(30,231)
Interest expense	13,715	11,584		27,930		22,397
Interest income	(4,520)	(2,097)		(10,134)		(5,068)
Debt extinguishment	9,075	—		9,075		(77)
Dividend of unconsolidated subsidiary	—	326		—		(4,286)
Other income — net	(305)	160		(1,534)		130

Loss from continuing operations
before income taxes	(17,552)	(35,865)		(19,043)		(43,327)
Income tax benefit	11,131	16,100		11,578		18,407

Income (loss) from continuing operations
before minority interests	(6,421)	(19,765)		(7,465)		(24,920)
Minority interests	3	(3,157)		3		(3,470)

Loss from continuing operations	(6,418)	(22,922)		(7,462)		(28,390)
Income from discontinued operations,
net of income taxes	(463)	2,190		5,797		2,504

Net income (loss)	$(6,881)	$(20,732)		$(1,665)		$(25,886)

Basic earnings (loss) per share
Loss from continuing operations	$(0.10)	$(0.37)		$(0.11)		$(0.46)
Income from discontinued operations	$(0.01)	$0.04		$0.09		$0.04

Net income (loss)	$(0.11)	$(0.34)	*	$(0.03)	*	$(0.42)
Diluted earnings (loss) per share
Loss from continuing operations	$(0.10)	$(0.37)		$(0.11)		$(0.46)
Income from discontinued operations	$(0.01)	$0.04		$0.09		$0.04

Net income (loss)	$(0.11)	$(0.34)	*	$(0.03)	*	$(0.42)
Weighted average shares outstanding
Basic	62,250	61,337		66,039		61,334
Diluted	62,250	61,337		66,039		61,334
Depreciation	$26,704	$34,095		$52,351		$64,134
Amortization	$1,095	$1,354		$2,178		$2,659
Capital expenditures	$53,921	$43,271		$89,118		$76,594
Segment information
Net sales
North American Tire	$458,874	$463,448		$921,729		$959,299
International Tire	82,929	185,904		162,330		310,977
Eliminations	(30,873)	(24,567)		(59,072)		(48,909)
Segment profit (loss)
North American Tire	1,330	(29,895)		7,782		(35,807)
International Tire	2,536	7,710		2,717		11,125
Eliminations	(208)	(844)		(578)		(1,672)
Unallocated corporate charges and eliminations	(3,245)	(2,863)		(3,627)		(3,877)
******************************
CONSOLIDATED BALANCE SHEETS
	June 30, 2005	June 30, 2006
Assets
Current assets:
Cash and cash equivalents	$445,047	$105,201
Short-Term Investments	42,065	—
Accounts receivable	364,302	460,594
Accounts receivable from sale of automotive operations	—	—
Inventories	329,931	464,671
Other current assets	31,638	44,932
Deferred income taxes	28,022	23,834

Total current assets	1,241,005	1,099,232
Property, plant and equipment	765,290	966,309
Goodwill	48,172	60,361
Restricted cash	13,062	14,159
Intangibles and other assets	346,453	357,010

	$2,413,982	$2,497,071

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable	$98	$115,397
Payable to non-controlling owner	—	43,273
Trade payables and accrued liabilities	310,410	410,655
Income taxes	1,266	7,231
Liabilities of discontinued operations	2,923	2,640

Total current liabilities	314,697	579,196
Long-term debt	685,620	502,619
Postretirement benefits other than pensions	175,879	187,281
Other long-term liabilities	198,262	236,593
Long-term liabilities of discontinued operations	22,214	9,396
Deferred income taxes	44,227	18,891
Minority interests	2,551	59,095
Stockholders’ equity	970,532	904,000

	$2,413,982	$2,497,071

* Amounts do not add to due rounding
These interim statements are subject to year-end adjustments
Certain amounts from 2005 have been reclassed to conform to 2006 presentation